[GRAPHIC OMITTED] [CAL-MAINE FOODS LOGO]
                                                                      Exhibit 99

                                             Contact:         Fred R. Adams, Jr.
                                                              Chairman and CEO
                                                              (601) 948-6813



                CAL-MAINE FOODS, INC. BOARD OF DIRECTORS APPROVES
            REVERSE STOCK SPLIT AS PART OF GOING PRIVATE TRANSACTION


JACKSON, MISS (August 18, 2003) -- Cal-Maine Foods, Inc. (NASDAQ/NM:CALM) announced that the Company's Board of Directors approved a 1 for 2,500 reverse split of the Company's common shares in order to effect taking the Company private. If Cal-Maine's shareholders approve the proposed reverse split, each shareholder owning less than 2,500 shares of existing common stock will receive cash in the amount of $7.35 for each share of existing common stock. The transaction has been unanimously approved by Cal-Maine's Board of Directors at a special meeting held Saturday, August 16, 2003, following the unanimous recommendation of a Special Committee of independent directors. The transaction was recommended by the Special Committee following negotiations between management and the Special Committee regarding the terms and conditions of the transaction. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. served as financial advisor to the Special Committee and provided its verbal opinion to the Special Committee that as of August 16, 2003, the consideration to be received by public shareholders of the Company, other than affiliated shareholders and the Company's Employee Stock Ownership Plan, is fair from a financial point of view.

     The $7.35 per share cash consideration represents a 33% premium over the $5.52 closing price for the Company's common stock on July 11, 2003, the last day of trading prior to the Company's announcement that it had established a Special Committee of its Board of Directors to explore a "going private" transaction.

     The reverse split is subject to various conditions, including approval by the Company's shareholders. It is expected that amendments to the Company's Certificate of Incorporation necessary to effect the reverse split will be considered at the annual meeting of shareholders to be held in October 2003, with the exact timing dependent on the completion and review of necessary filings by the Securities and Exchange Commission (the "SEC"). Chairman and Chief Executive Officer Fred R. Adams, Jr., who holds a majority of the voting rights of the Company's stock, has agreed to vote his shares for and against the proposed reverse split in the same proportion as the vote of all other shareholders of the Company.

     If shareholders approve the reverse split, the Company will become a privately-held company. Accordingly, the Company's common stock will no longer be traded on NASDAQ, the registration of the common stock under the Securities Exchange Act of 1934 will terminate, and the Company will cease filing reports with the SEC.


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CAL-MAINE FOODS, INC.    POST OFFICE BOX 2960        JACKSON, MISSISSIPPI  39207
                         PHONE  601-948-6813         FAX  601-969-0905

CALM Board Approves Reverse Stock Split
Page 2
August 18, 2003

     The announcement of the proposed reverse split transaction described above is not a solicitation of a proxy. The Company intends to promptly file preliminary proxy materials with the SEC for the annual meeting of the shareholders to vote on the proposed transaction. Upon completion of the SEC's review of the preliminary proxy materials, the Company will hold its annual meeting of shareholders (or, if necessary, a special meeting) to vote on the necessary amendments to the Company's Certificate of Incorporation and will file with the SEC and mail to the Company's shareholders definitive proxy materials. The definitive proxy materials will contain important information regarding the transaction, including, among other things, the recommendation of the Company's Board of Directors and the Special Committee regarding the transaction. Shareholders of the Company are advised to read the definitive proxy materials when made available, including the proxy statement, before making any decisions regarding the transaction. Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available without charge at the SEC's website at www.sec.gov or from the Secretary of the Company when they are mailed to shareholders.

     The Company, Mr. Adams and the other directors of the Company and certain employees of the Company may be deemed to be participants in the solicitation of the shareholders of the Company in favor of the transaction. Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in the Company's Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on September 3, 2002, and will be contained in the proxy materials relating to the proposed transaction.

     Cal-Maine is primarily engaged in the production, cleaning, grading, packing, and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 26 states across the southwestern, southeastern, mid-western, and mid-Atlantic regions of the United States.

     Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company's SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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